Chuy’s Holdings, Inc. Announces Fourth Quarter and Year-End 2014 Financial Results

AUSTIN, Texas, March 2, 2015 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 28, 2014.

Highlights for the fourth quarter ended December 28, 2014 were as follows:

•	Revenue increased 21.7% to $61.8 million from $50.8 million in the fourth quarter of 2013.

•	Comparable restaurant sales increased 3.8% as compared to the same period in 2013, the 18th consecutive quarter of comparable restaurant sales growth.

•	Net income was $2.3 million, or $0.14 per diluted share, compared to $2.5 million, or $0.15 per diluted share, in the fourth quarter of 2013.

•	Restaurant-level EBITDA(1) increased 8.2% to $9.6 million from $8.9 million in the fourth quarter of 2013.

•	One new restaurant opened during the fourth quarter of 2014.

Highlights for the fiscal year ended December 28, 2014 were as follows:

•	Revenue increased 19.9% to $245.1 million from $204.4 million in the 2013 fiscal year.

•	Comparable restaurant sales increased 3.3% as compared to the same period in 2013.

•
Net income increased to $11.5 million, or $0.69 per diluted share, from $11.1 million, or $0.66 per diluted share during the 2013 fiscal year. Pro forma net income(1) for fiscal 2013 was $11.5 million, or $0.69 per diluted share.

•	Restaurant-level EBITDA(1) increased 8.8% to $42.5 million from $39.1 million in the 2013 fiscal year.

•	A total of eleven new restaurants opened during 2014.

(1)
Restaurant-level EBITDA and pro forma net income are non-GAAP measures. For reconciliations of restaurant-level EBITDA and pro forma net income to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc., stated, “We’re pleased with the continued momentum of our core business, including a 3.8% increase in comparable sales during the fourth quarter which marked our 18th straight quarter of comparable sales growth. We continue to focus on initiatives to drive sales and improve margins in our non-comparable restaurants and we are pleased with the early results. Our development pipeline for 2015, which now calls for ten to eleven new Chuy’s restaurants is in good shape, and we have already opened two restaurants this year.  We believe the evolution of our real estate strategy to increase focus on new unit growth in larger densely populated markets will allow us to more productively grow our geographical footprint and take advantage of the development opportunity that lies ahead.”

Fourth Quarter 2014 Financial Results

Revenue increased 21.7% to $61.8 million in the fourth quarter of 2014 compared to $50.8 million in the fourth quarter of 2013. The increase was primarily driven by $10.5 million in incremental revenue from an additional 148 operating weeks provided by 13 new restaurants opened during and subsequent to the fourth quarter of 2013.

Comparable restaurant sales increased 3.8% during the fourth quarter of 2014 as compared to the fourth quarter of 2013. The increase in comparable sales was driven by a 2.8% increase in average check and a 1.0% increase in average weekly customers. The comparable restaurant base consisted of 41 restaurants during the fourth quarter of 2014.

Total restaurant operating costs as a percentage of revenue increased to 84.4% in the fourth quarter of 2014 from 82.4% in the fourth quarter of 2013, driven primarily by the impact of higher labor costs related to increased training and staffing levels and lower restaurant volumes at certain of our newer restaurants; higher food costs, particularly beef, chicken and dairy costs; and higher occupancy costs related to lower restaurant volumes at certain of our newer restaurants. These increased costs were partially offset by lower liquor taxes as a result of a new liquor tax law in Texas, which went into effect on January 1, 2014.

As a result of the foregoing, net income decreased $0.2 million to $2.3 million for the fourth quarter of 2014, or $0.14 per diluted share, from $2.5 million, or $0.15 per diluted share, for the fourth quarter of 2013.

Development Update

During the fourth quarter, one new Chuy’s restaurant was opened in Springfield, Virginia. Subsequent to the end of the fourth quarter, two additional Chuy’s restaurants were opened in Southlake, Texas and Orlando, Florida.

2015 Outlook

The Company expects 2015 diluted net income per share of $0.74 to $0.77. This compares to diluted net income per share of $0.69 in 2014. The net income guidance for fiscal year 2015 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.5%;

•	Restaurant pre-opening expenses of approximately $4.2 million to $4.7 million;

•	General and administrative expense of approximately $14.5 million to $15.0 million;

•	An effective tax rate of approximately 28% to 30%;

•	The opening of 10 to 11 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $27.5 million to $30.0 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

The following definitions apply to these terms as used in this release:
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter of 2014 today at 4:30 p.m. Eastern Standard Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 888-715-1402 or for international callers by dialing 913-312-1495. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 9701199. The replay will be available until March 9, 2015. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 61 full-service restaurants across 14 states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Revenue	$61,759	$50,760	$245,101	$204,361

Costs and expenses:
Cost of sales	17,541	13,830	69,159	55,894
Labor	21,386	17,298	82,665	66,565
Operating	8,775	7,537	33,897	29,279
Occupancy	4,027	3,042	15,167	12,262
General and administrative	2,955	2,295	11,693	10,015
Secondary offering costs	—	—	—	925
Marketing	392	143	1,719	1,306
Restaurant pre-opening	806	879	4,539	3,883
Depreciation and amortization	2,892	2,440	10,310	8,858
Total costs and expenses	58,774	47,464	229,149	188,987
Income from operations	2,985	3,296	15,952	15,374
Interest expense	47	29	124	109
Income before income taxes	2,938	3,267	15,828	15,265
Income tax expense	631	815	4,337	4,196
Net income	2,307	2,452	11,491	11,069

Net income per common share:
Basic	$0.14	$0.15	$0.70	$0.68
Diluted	$0.14	$0.15	$0.69	$0.66

Weighted-average shares outstanding:
Basic	16,440,906	16,383,013	16,427,732	16,276,999
Diluted	16,697,884	16,726,038	16,709,471	16,677,387

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	December 28, 2014	December 29, 2013
Cash and cash equivalents	$3,815	$5,323
Total assets	179,212	151,162
Long-term debt	8,750	6,000
Total stockholders’ equity	118,188	104,488

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level EBITDA, restaurant-level EBITDA margin, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, secondary offering costs, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

Pro forma net income represents our net income plus the expenses incurred related to our secondary offerings, less the pro forma incremental income tax expense resulting from discrete tax items in 2013.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Quarter Ended		Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Net income as reported	$2,307	$2,452	$11,491	$11,069
Income tax provision	631	815	4,337	4,196
Interest expense	47	29	124	109
General and administrative	2,955	2,295	11,693	10,015
Secondary offering costs	—	—	—	925
Restaurant pre-opening expenses	806	879	4,539	3,883
Depreciation and amortization	2,892	2,440	10,310	8,858
Restaurant-level EBITDA	$9,638	$8,910	$42,494	$39,055

Restaurant-level EBITDA margin (1)	15.6%	17.6%	17.3%	19.1%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands, except for share and per share data):

	Quarter Ended		Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Net income as reported	$2,307	$2,452	$11,491	$11,069
Secondary offering costs (1)	—	—	—	925
Income tax expense (2)	—	—	—	(497)
Pro forma net income	$2,307	$2,452	$11,491	$11,497

Net income per share - pro forma:
Basic - pro forma	$0.14	$0.15	$0.70	$0.71
Diluted - pro forma	$0.14	$0.15	$0.69	$0.69

Weighted-average shares outstanding - pro forma:
Basic - pro forma	16,440,906	16,383,013	16,427,732	16,276,999
Diluted - pro forma	16,697,884	16,726,038	16,709,471	16,677,387

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.	Reflects the elimination of the offering expenses associated with the two secondary offerings completed in January 2013 and April 2013.

2.
Reflects the tax expense associated with the adjustment in footnote 1 above. In 2013, the tax expense reflects the favorable impact of a one-time tax adjustment for incremental employment tax credits from open tax years offset by the unfavorable tax impact of the non-deductible secondary offering costs. After excluding this net favorable tax benefit in 2013, our pro forma effective tax rate for the year ended December 29, 2013 was 29.0%.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com